                                                                     Exhibit 3.4

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HARRIS INTERACTIVE INC.

         Harris Interactive Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Harris Interactive Inc. The corporation was originally incorporated under the name Harris Black International Ltd. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 1, 1997.

         B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated in its entirety to read as follows:

--------------------------------------------------------------------------------

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HARRIS INTERACTIVE INC.

                                    ARTICLE I

         The name of this Corporation is Harris Interactive Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such office is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares which the Corporation is authorized to issue is One-Hundred Million Three Hundred Forty Seven Thousand (100,347,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, with a par value of $.001 per share, One Hundred Forty-Seven Thousand shares shall be Class A Preferred Stock, with a par value of $.01 per share, and Two Hundred Thousand (200,000) shares shall be Class B Preferred Stock, with a par value of $.01 per share. A statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the Class A Preferred Stock is attached hereto as EXHIBIT A and a statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the Class B Preferred Stock is attached hereto as EXHIBIT B.

                                    ARTICLE V

         The number of directors of the Corporation shall not be less than three
(3) nor more than thirteen (13), the exact number to be fixed from time to time by the Board of Directors.

         The Board of Directors shall be divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the total number of directors, with the terms of office of one class expiring each year. At each annual meeting of stockholders, one class of directors shall be elected to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and shall qualify.

         Newly created directorships and vacancies on the Board of Directors shall only be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation. Notwithstanding the foregoing, the provisions of Article II, Section 3 and
Section 9; Article III, Sections 1 through 3; and Article IX of the By-Laws of the Corporation shall only be altered, amended, rescinded or repealed by (A) vote of a majority of the entire Board of Directors of the Corporation or (B) the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the shares of each class of the capital stock of the Corporation entitled to vote.

                                   ARTICLE VI

         The provisions set forth in Article V, Article VIII and this Article VI may not be altered, amended, rescinded, or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the shares of each class of the capital stock of the Corporation entitled to vote.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE VIII

         Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

                                   ARTICLE IX

         The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to
Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

         No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article IX, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

         Neither any amendment nor repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ARTICLE X

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Gordon S. Black, its Chief Executive Officer, and attested by Bruce A. Newman, its Secretary, this 15th day of October, 1999.


                                    HARRIS INTERACTIVE INC.


                                    By: /s/ Gordon S. Black
                                        Gordon S. Black, Chief Executive Officer

Attest:

By: /s/ Bruce A. Newman

                                    EXHIBIT A
                    CONVERTIBLE CLASS A PREFERRED STOCK TERMS

         Section 1. DIVIDENDS.

         1A. GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Class A Preferred (a "Share") shall accrue cumulatively on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the earlier to occur of the date on which the Liquidation Value of such Share (in which case all accrued and unpaid dividends shall be payable) is paid or the date on which such Share is convened into shares of Conversion Stock hereunder (in which case no accrued dividends shall be payable). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         1B. DIVIDEND REFERENCE DATES. To the extent not paid on December 31 of each year, beginning December 31, 1998 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Share outstanding during the one-year period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof. Notwithstanding the foregoing, if an Event of Noncompliance has occurred and is continuing, the Dividend Reference Dates shall mean each of March 31, June 30, September 30 and December 31, and, to the extent not paid on each such Dividend Reference Date, all dividends which have accrued on each Share outstanding during the three-month period (or other period during the initial Dividend Reference Date during such Event of Noncompliance) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

         1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred Stock, such payment shall be distributed ratably among the holders of such Shares and the holders of the Class B Preferred Stock, pari passu, based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder.

         1D. PARTICIPATING COMMON DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Class A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Class A Preferred Stock had all of the outstanding Class A Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         1E. PARTICIPATING CLASS B DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Series B Preferred Stock (whether payable in cash, securities, or other property) except dividends payable with respect to a Non-Compliance Event, the Corporation also shall declare and pay an equal dividend (in form and amount) to the holders of the Class A Preferred Stock at the same time it declares and pays such dividends to the holders of the Class B Preferred Stock.

         Section 2. LIQUIDATION.

         Upon any Change in Ownership, Fundamental Change, consolidation, liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred Stock shall be entitled to be paid, pari passu with payments to any holders of Class B Preferred Shares, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Preferred Stock shall not be entitled to any further payment. If upon any such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Class A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this
Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders and the holders of the Class B Preferred Stock based upon the aggregate Liquidation Value (plus accrued and unpaid dividends) of the Class A Preferred Stock and the Class B Preferred Stock held by each such holder. Prior to the Change in Ownership, Fundamental Change, liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Class A Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up to each record holder of Class A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up.

         Section 3. PRIORITY OF CLASS A PREFERRED STOCK ON DIVIDENDS AND REDEMPTIONS.

         So long as any Class A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, (i) redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, except the Class B Preferred Stock to the extent redeemed, purchased, or otherwise acquired on a basis pari passu with the Class A Preferred Stock, (ii) directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities except (as required under Section 1E hereof) the Class B Preferred Stock paid or declared on a pari passu basis with the Class A Preferred Stock, if, in the case of subsection (i) at the time of or immediately after any such dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Class A Preferred Stock, or , in the case of subsection (i) the Corporation has failed to make any redemption of the Class A Preferred Stock required hereunder; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries under the terms of the Corporation's 1997 Stock Program, or in accordance with Section 3D(ii) of the Purchase Agreement so long as no Event of Noncompliance is in existence at the time of or immediately after such repurchase or would be caused by such repurchase.

         Section 4. REDEMPTIONS.

         4A. REDEMPTIONS UPON REQUEST. During (i) the twenty-day period beginning on each of November 1, 2002 and November 1, 2003, the holders of a majority of the outstanding Class A Preferred Stock may request the redemption of up to 49,000 Shares (as such number of shares is proportionately adjusted for subsequent stock splits, stock dividends, combinations and similar changes in the Class A Preferred Stock) and (ii) the twenty-day period beginning on November 1, 2004, the holders of a majority of the outstanding Class A Preferred Stock may request the redemption of any Shares then outstanding, in each case by delivering written notice of such request to the Corporation. The Corporation shall be required to redeem all Shares with respect to which such redemption request has been made at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) on or prior to December 31 of the year in which the redemption request has been made.

         4B. REDEMPTION PAYMENTS. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on the Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among (i) the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon) and (ii) the holders of Class B Preferred Stock who are entitled to and have requested redemption of their shares on the same date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem, pari passu based upon the aggregate respective Liquidation Value thereof, the balance of the Shares and the Class B Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed. Prior to any redemption of Class A Preferred Stock, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

         4C. NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class A Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

         4D. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of Shares of Class A Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

         4E. DIVIDENDS AFTER REDEMPTION DATE. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

         4F. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         4G. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Class A Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class A Preferred Stock on the basis of the number of Shares owned by each such holder.

         Section 5. VOTING RIGHTS.

         The holders of the Class A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and the holders of the Class A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion of the Class A Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

         Section 6. CONVERSION.

         6A. CONVERSION PROCEDURE.

         (i) At any time and from time to time, any holder of Class A Preferred Stock may convert all or any portion of the Class A Preferred Stock held by such holder into a number of shares of Conversion Stock computed by (a) multiplying the number of Shares to be converted by the sum of $100 plus the amount (if any) of dividends accrued on such Shares during an Event of Noncompliance and (b) dividing the result by the Conversion Price then in effect.

         (ii) Except as otherwise provided herein, each conversion of Class A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Class A Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

         (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon).

         (iv) Notwithstanding any other provision hereof, if a conversion of Class A Preferred Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Class A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

         (v) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

         (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

         (b) a certificate representing any Shares of Class A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

         (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Class A Preferred Stock shall be made without charge to the holders of such Class A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Class A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof

         (vii) The Corporation shall not close its books against the transfer of Class A Preferred Stock or of Conversion Stock issued or issuable upon conversion of Class A Preferred Stock in any manner which interferes with the timely conversion of Class A Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

         (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Class A Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Class A Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class A Preferred Stock.

         6B. CONVERSION PRICE.

         (i) The initial Conversion Price shall be $1.24679 in order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6B.

         (ii) If and whenever on or after the original date of issuance of the Class A Preferred Stock the Corporation issues or sells, or in accordance with paragraph 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by
(b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

         (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of shares of Common Stock (a) upon the exercise of the options and warrants in existence as of July 7, 1998 and listed on Exhibit F to the Purchase Agreement or up to an additional 2,220,400 shares of Common Stock (which includes among other items the effect of the 28 for 1 stock split reflected by the Restated Certificate of Incorporation to which this Exhibit A is attached) to employees of the Corporation pursuant to stock option plans approved by the Corporation's Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock)
(b) issued to sellers in connection with acquisitions by the Corporation approved by the Corporation's Board of Directors, or (c) upon the exercise of options issued to replace options described in (a) above that have expired or that have not become vested.

         6C. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under paragraph 6B, the following shall be applicable:

         (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Class A Preferred Stock. For purposes of paragraph 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Class A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

         (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Class A Preferred Stock. For purposes of paragraph 6C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Class A Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Class A Preferred Stock.

         (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Class A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Class A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

         (vi) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

         (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

         (viii) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         6B. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         6C. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred Stock then outstanding) to insure that each of the holders of Class A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred Stock then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Class A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class A Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Class A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         6D. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Class A Preferred Stock.

         6E. NOTICES.

         (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (ii) The Corporation shall give written notice to all holders of Class A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

         (iii) The Corporation shall also give written notice to the holders of Class A Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

         6F. MANDATORY CONVERSION. All of the outstanding Class A Preferred Stock shall automatically convert upon the Corporation consummating a firm commitment underwritten Public Offering of shares of its Common Stock in which
(i) the price per share paid by the public for such shares is at least three times the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering, and (ii) the Corporation receives at least $25 million of net proceeds (after payment of underwriting discounts and commissions) in exchange for the shares of Common Stock sold in such Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Class A Preferred Stock at least seven days prior to such closing.

         Section 7. EVENTS OF NONCOMPLIANCE.

         7A. DEFINITION. An Event of Noncompliance shall have occurred if

         (i) the Corporation fails to make any redemption payment with respect to the Class A Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

         (ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Purchase Agreement;

         (iii) any representation or warranty contained in the Purchase Agreement is not true and correct in any material respect as of the date made;

         (iv) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

         (v) a judgment in excess of $100,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

         (vi) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $100,000 to become due prior to its stated maturity.

         7B. CONSEQUENCES OF EVENTS OF NONCOMPLIANCE.

         (i) If an Event of Noncompliance of the type described in subparagraph 7A(ii) has occurred and continues for a period of 30 days or any other Event of Noncompliance has occurred, the dividend rate on the Class A Preferred Stock shall increase immediately by an increment of two percentage point(s); provided that the dividend rate shall not be increased if an Event of Noncompliance of the type described in subparagraph 7A(ii) has occurred as a result of the Corporation's breach of a covenant or agreement contained in Section 3E of the Purchase Agreement and if the Corporation has cured such breach within 5 days after either the Purchasers have notified the Corporation (either in writing or orally) that such breach constitutes an Event of Noncompliance hereunder or the Purchasers and the Corporation have discussed such breach. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two percentage point(s) up to a maximum rate of 14% per annum. Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which the condition causing such Event of Noncompliance has been cured or no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

         (ii) If any Event of Noncompliance of the type described in subparagraph 7A(i) has occurred, the number of directors constituting the Corporation's Board of Directors shall, at the request of the holders of a majority of the Class A Preferred Stock then outstanding, be increased by one member, and the holders of Class A Preferred Stock shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship shall constitute a separate class of directors, and the director elected by the holders of the Class A Preferred Stock shall be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all of the other directors plus one. The special right of the holders of Class A Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (v), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance of the type described in subparagraph 7A(i) in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

         At any time when such special right has vested in the holders of Class A Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Class A Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Class A Preferred Stock for the purpose of electing a director pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Class A Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Class A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Class A Preferred Stock then outstanding. Any holder of Class A Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

         At any meeting or at any adjournment thereof at which the holders of Class A Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Class A Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Class A Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

         Any director so elected by the holders of Class A Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of three months following the date on which there is not longer any Event of Noncompliance of the type described in subparagraph 7A(i) in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such three-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

         (iii) If any Event of Noncompliance exists, each holder of Class A Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

         Section 8. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of Class A Preferred Stock. Upon the surrender of any certificate representing Class A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred Stock represented by the surrendered certificate.

         Section 9. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Class A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Class A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 10. DEFINITIONS.

         "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Class A Preferred Stock as of the date of the Purchase Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

         "COMMON STOCK" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Class A Preferred Stock.

         "CONVERSION STOCK" means shares of the Corporation's Common Stock, par value $.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Class A Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the "Class A Preferred Stock" if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "FUNDAMENTAL CHANGE" means (a) any sale, lease, or other transfer (whether voluntarily or involuntarily) of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and
(b) any merger or consolidation to which the Corporation is a party, except for a merger in which the holders of the Corporation's voting capital stock receive a majority of the voting capital stock of the surviving corporation.

         "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Class A Preferred Stock.

         "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to $100.

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Class A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Class A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities, excluding (i) options and warrants in existence as of July 7, 1998 and listed on Exhibit F to the Purchase Agreement or up to an additional 2,220,400 shares of Common Stock to employees of the Corporation pursuant to stock option plans approved by the Corporation's Board of Directors and (ii) options issued to replace options described in (i) above that have expired or that have not become vested (in each case, as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock).

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "PURCHASE AGREEMENT" means the Purchase Agreement, dated as of July 7, 1998, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

         "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

         Section 11. AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 14 hereof without the prior written consent of the holders of a majority of the Class A Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Class A Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Class A Preferred Stock or the times at which redemption of Class A Preferred Stock is to occur, without the prior written consent of the holders of at least 75% of the Class A Preferred Stock then outstanding, (b) the Conversion Price of the Class A Preferred Stock or the number of shares or class of stock into which the Class A Preferred Stock is convertible, without the prior written consent of the holder of at least 75% of the Class A Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 75% of the Class A Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Class A Preferred Stock then outstanding.

         Section 12. NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                    EXHIBIT B
                    CONVERTIBLE CLASS B PREFERRED STOCK TERMS

         Section 1. DIVIDENDS.

         1A. GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class B Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each Share shall accrue cumulatively on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the earlier to occur of the date on which the Liquidation Value of such Share is paid (in which case all accrued and unpaid dividends shall be payable) is paid or the date on which such Share is converted into shares of Conversion Stock hereunder (in which case no accrued and unpaid dividends shall be payable). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         1B. DIVIDEND REFERENCE DATES. To the extent not paid on December 31 of each year beginning December 31, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the one-year period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

         1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class B Preferred Stock, such payment shall be distributed ratably among the holders of such Shares and the holders of Class A Preferred Stock, pari passu, based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by such holder.

         1D. PARTICIPATING COMMON STOCK DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Class B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Class B Preferred Stock had all of the outstanding Class B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  1E. PARTICIPATING CLASS A DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Series A Preferred Stock (whether payable in cash, securities, or other property) except dividends payable with respect to a Non-Compliance Event, the Corporation also shall declare and pay an equal dividend (in form and amount) to the holders of the Class B Preferred Stock at the same time it declares and pays such dividends to the holders of the Class A Preferred Stock.

         Section 2. LIQUIDATION.

         Upon any Change in Ownership, Fundamental Change, consolidation, liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class B Preferred Stock shall be entitled to be paid, pari passu with payments to any holders of Class A Preferred Shares, and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class B Preferred Stock shall not be entitled to any further payment. If upon any such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Class B Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this
Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders and the holders of the Class A Preferred Stock based upon the aggregate Liquidation Value (plus accrued and unpaid dividends) of the Class A Preferred Stock and the Class B Preferred Stock held by each such holder. Prior to the Change in Ownership, Fundamental Change, liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Class B Preferred Stock, but only to the extent of the funds of the Corporation legally available for the payment of dividends. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up to each record holder of Class B Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Change in Ownership, Fundamental Change, liquidation, dissolution or winding up.

         Section 3. PRIORITY OF CLASS B PREFERRED STOCK ON DIVIDENDS AND REDEMPTIONS.

         So long as any Class B Preferred Stock remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Class B Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary (i) to, redeem, purchase or otherwise acquire directly or indirectly any Class A Preferred Stock except to the extent redeemed, purchased, or otherwise acquired on a basis pari passu with the Class B Preferred Stock, nor any Junior Securities, (ii) directly or indirectly pay or declare any dividend or make any distribution upon any Class A Preferred Stock except to the extent paid or declared on a basis pari passu with the Class B Preferred Stock, nor any Junior Securities, if, in the case of subsection (i), at the time of or immediately after any such dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Class B Preferred Stock or, in the case of subsection (i), the Corporation has failed to make any redemption of the Class B Preferred Stock required hereunder.

         Section 4. REDEMPTIONS.

         4A. REDEMPTIONS UPON REQUEST. During (i) the twenty-day period beginning on each of November 1, 2002 and November 1, 2003, the holders of two-thirds of the outstanding Class B Preferred Stock may request the redemption of up to 66,667 Shares (as such number of shares is proportionately adjusted for subsequent stock splits, stock dividends, combinations and similar changes in the Class B Preferred Stock) and (ii) the twenty-day period beginning on November 1, 2004, the holders of a majority of the outstanding Class B Preferred Stock may request the redemption of any Shares then outstanding, in each case by delivering written notice of such request to the Corporation. The Corporation shall be required to redeem all Shares with respect to which such redemption request has been made at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) on or prior to December 31 of the year in which the redemption request has been made.

         4B. REDEMPTION PAYMENTS. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on the Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among (i) the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon) and (ii) the holders of Class A Preferred Stock who have requested redemption of their shares on the same date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem, pari passu based upon the aggregate respective Liquidation Value thereof, the balance of the Shares and the Class A Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed. Prior to any redemption of Class B Preferred Stock, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

         4C. NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class B Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

         4D. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of Shares of Class B Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

         4E. DIVIDENDS AFTER REDEMPTION DATE. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

         4F. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         4G. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Class B Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class B Preferred Stock on the basis of the number of Shares owned by each such holder.

         Section 5. VOTING RIGHTS.

         The holders of the Class B Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and the holders of the Class B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Class A Preferred Stock and the Common Stock voting together as a single class, with each share of Common Stock entitled to one vote per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion of the Class B Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

         Section 6. CONVERSION.

         6A. CONVERSION PROCEDURE.

         (i) At any time and from time to time, any holder of Class B Preferred Stock may convert all or any portion of the Class B Preferred Stock held by such holder into a number of shares of Conversion Stock computed by (a) multiplying the number of Shares to be converted by the sum of $100 and (b) dividing the result by the Conversion Price then in effect.

         (ii) Except as otherwise provided herein, each conversion of Class B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class B Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Class B Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

         (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon).

         (iv) Notwithstanding any other provision hereof, if a conversion of Class B Preferred Stock is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Class B Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

         (v) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

         (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

         (b) a certificate representing any Shares of Class B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

         (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Class B Preferred Stock shall be made without charge to the holders of such Class B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Class B Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof

         (vii) The Corporation shall not close its books against the transfer of Class B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Class B Preferred Stock in any manner which interferes with the timely conversion of Class B Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

         (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Class B Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Class B Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Preferred Stock.

         6B. CONVERSION PRICE; ADJUSTMENT UPON PUBLIC OFFERING.

         (i) The initial Conversion Price shall be $7.05825. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6.

         (ii) In the event that an initial Public Offering of Common Stock of the Corporation is not completed on or before June 30, 2000, the Conversion Price shall be adjusted to $5.29368, as adjusted by any other adjustments contemplated by this Section 6.

         (iii) In the event that an initial Public Offering of the Common Stock of the Corporation is completed on or before June 30, 2000, the Conversion Price shall be adjusted (prior to Mandatory Conversion of the Common Stock) to the new Conversion Price calculated by multiplying the Conversion Price prior to the Public Offering by a fraction the numerator of which is fifty percent (50%) of the valuation of the Corporation established by the underwriters at pricing of the Public Offering (the "50% Valuation"), and the denominator of which is $200,000,000; provided, however, that in the event such 50% Valuation exceeds $250,000,000, the 50% Valuation shall be deemed to be $250,000,000 and in the event that such 50% Valuation is less than $150,000,000, the 50% Valuation shall be deemed to be $150,000,000.

         6C. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the

Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         6D. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of two thirds of the Class B Preferred Stock then outstanding) to insure that each of the holders of Class B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class B Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of two-thirds of the Class B Preferred Stock then outstanding) to insure that the provisions of Sections 4 and 6 hereof shall thereafter be applicable to the Class B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class B Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of two-thirds of the Class B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         6E. NOTICES.

         (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (ii) The Corporation shall give written notice to all holders of Class B Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

         (iii) The Corporation shall also give written notice to the holders of Class B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

         6F. MANDATORY CONVERSION. All of the outstanding Class B Preferred Stock shall automatically convert upon the Corporation consummating a firm commitment underwritten Public Offering of shares of its Common Stock in which
(i) the price per share paid by the public for such shares is at least three times the Class A Preferred Stock Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering and
(ii) the Corporation receives at least $25 million of net proceeds (after payment of underwriting discounts and commissions) in exchange for the shares of Common Stock sold in such Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Class B Preferred Stock at least seven days prior to such closing.

         Section 7. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of Class B Preferred Stock. Upon the surrender of any certificate representing Class B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         Section 8. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Class B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Class B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 9. DEFINITIONS.

         "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Class A or Class B Preferred Stock as of the date of the Purchase Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

         "COMMON STOCK" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "CONVERSION STOCK" means shares of the Corporation's Common Stock, par value $.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Class B Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Class B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "FUNDAMENTAL CHANGE" means (a) any sale, lease, or other transfer (whether voluntarily or involuntarily) of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and
(b) any merger or consolidation to which the Corporation is a party, except for a merger in which the holders of the Corporation's voting capital stock receive a majority of the voting capital stock of the surviving corporation.

         "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Class A Preferred Stock and Class B Preferred Stock.

         "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to $100.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

         "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon ) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "SHARE" means each share of Class B Convertible Preferred Stock of the Corporation.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

         Section 10. AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to (i) any provision of Sections 1 to 9 hereof, or (ii) any provisions of this Certificate of Incorporation to the extent any such amendment, modification, or waiver alters the powers, rights, privileges or preferences of the Series B Preferred Stock, without the prior written consent of the holders of two-thirds of the Class B Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the Conversion Stock or the Conversion Price of the Class B Preferred Stock or the number of shares or class of stock into which the Class B Preferred Stock is convertible, without the prior written consent of the holder of at least 96% of the Class B Preferred Stock then outstanding or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 96% of the Class B Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Class B Preferred Stock then outstanding.

         Section 11. NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).






















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